August 25, 1999



___________________
___________________
___________________

Dear  ____________:

For Fiscal Year 2000, your target bonus is _____% of your annual earnings during the fiscal year from the effective date you became employed in a bonus eligible position, and will be determined as follows:

     1. 90% based on the Company's Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA).
     2.   10% based on how well you achieve your personal objectives.

Annual earnings do not include Bonus Payments, Short Term Disability Benefits, State Disability Benefits, Long Term Disability Benefits, Workers' Compensation Payments or other forms of compensation paid with respect to periods you were not actively working.

To receive a bonus, you will need to be employed in a bonus eligible position on the last day of Fiscal Year 2000: June 2, 2000. If you transfer from one bonus eligible position to another bonus eligible position during the fiscal year, your bonus will be calculated using the formula set forth above through the end of the accounting period that includes the effective date of the transfer, and using the formula appropriate for your new position beginning on the first day of the next accounting period.

The bonus plan is designed to reward excellent performance. To receive any amount with respect to the portion of your Fiscal Year 2000 Bonus that is based on the Company's EBITDA performance, the Company must achieve EBITDA of at least


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August 25, 1999
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90% of the target EBITDA that is reflected in the Fiscal Year 2000 Financial
Plan for the Company (the FY 00 Plan). If the Company achieves 100% of it's targeted FY 00 Plan EBITDA, you will receive 100% of your target bonus that is based on Company EBITDA. If the Company achieves 110% of targeted FY 00 Plan EBITDA, you will receive two times the amount of your target bonus that is based on Company EBITDA. The attached worksheet illustrates the amount of the Company EBITDA portion of your bonus you will receive based on various levels of assumed Company EBITDA performance. It also illustrates how the portion of your bonus based on achievement of your personal objectives will be calculated.

A portion of your bonus is based on how well you accomplish your personal objectives and you need to work with your supervisor to establish them. Attached is a Personal Bonus Objectives - Bonus 2000 form. Your supervisor will meet with you to discuss your personal objectives for the year. Upon approval, the objectives will be forwarded, with a signed copy of this letter, to the Compensation and Benefits Department, where they will be maintained throughout the year. These items are due in our office no later than October 1, 1999.

Any questions you have about the bonus plan can be directed to me, Robyn Giger at (503) 872-1380, or Tanya Holtzclaw at (503) 872-1489 in the Compensation and Benefits Department.

Sincerely,

EDWARD L. BREWINGTON

Edward L. Brewington
Vice President, Human Resources


By signing below, I acknowledge receipt and understanding of the FY 00 Bonus
Plan.



______________________________________________________     _____________________
Name                                                       Date